Exhibit 99.1

NEWS RELEASE

May 23, 2016	OTCQX: DPDW

DEEP DOWN ANNOUNCES $1 MILLION SHARE REPURCHASE PROGRAM

HOUSTON, May 23, 2016 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today announced its Board of Directors has authorized the repurchase of up to $1 million in shares of the Company’s common stock. The repurchase program will be funded from cash on hand and cash provided by operating activities.

Ronald E. Smith, Chief Executive Officer, stated “We believe the Company is undervalued as a result of the current industry condition. We have a very strong balance sheet with no debt and believe operations will improve with our strong backlog. The repurchase of our own shares is an attractive use of our capital and demonstrates our confidence in the future.”

The time of the purchases and amount of stock purchased will be determined at the discretion of management subject to market conditions, business opportunities and other appropriate factors and may include purchases through one or more broker-assisted plans and methods, including, but not limited to, open-market purchases, privately negotiated transactions and Rule 10b5-1 trading plans. The share repurchase program will expire on March 31, 2017.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

casey@stonegateinc.com

Stonegate Inc.

972.850.2001